EXHIBIT (a)(1)(A)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AMENDED OFFER TO EXCHANGE

16% SENIOR CONVERTIBLE DEBENTURES AND
WARRANTS TO PURCHASE COMMON STOCK (THE “ELIGIBLE WARRANTS”)
ISSUED PURSUANT TO STOCK PURCHASE AGREEMENTS
DATED BETWEEN MAY 16, 2011 THROUGH JULY 19, 2012

THE AMENDED OFFER TO EXCHANGE (“OFFER TO EXCHANGE”) AND WITHDRAWAL RIGHTS WILL EXPIREAT 11:59 P.M. (EASTERN TIME) ON DECEMBER 31, 2013, UNLESS THE OFFER IS EXTENDED

THE DATE OF THIS OFFER DOCUMENT IS DECEMBER 17, 2013

Assured Pharmacy, Inc., a Nevada corporation (the “Company,” “Assured Pharmacy,” “we” or “us”), is offering to exchange certain of its outstanding 16% Senior Convertible Debentures (the “Original Debentures” or the “Eligible Debentures”) and accompanying warrants to purchase common stock (the “Eligible Warrants”) for new securities. The securities eligible for exchange are the 16% Senior Convertible Debentures and Eligible Warrants issued under a Private Placement with investors (collectively, the “Eligible Securities”), and are described more fully in Section 10: Description of 16% Senior Convertible Debentures and Warrants to Purchase Common Stock; Source and Amount of Consideration. On the terms and subject to the conditions of the Offer, we are offering to exchange the Eligible Securities for one of two (2) options. Holders may choose one (1) of the following two (2) options.

Option #1: The issuance of restricted shares of common stock for the settlement of the balance of the Eligible Debenture, which shall consist of principal plus the currently outstanding unpaid interest as of September 30, 2013, at $0.60 per share with the issuance of new warrants to purchase common stock (the “New Warrants”) at an exercise price of $0.60 per share for the first twelve (12) months following the closing date of the issuer tender offer (the “Tender Offer”) and $0.75 thereafter for the remainder of the New Warrant’s term, with such term to be an extension of the term of the Eligible Warrant by an additional three (3) years, or

Option #2: The issuance of amended and restated debentures (the “New Debentures”) which include the principal balance plus all accrued and unpaid interest as of September 30, 2013 of the Eligible Debentures with a reduction of the interest rate from sixteen percent (16%) to ten percent (10%), the extension of the maturity date for an additional three (3) years past the Eligible Debenture’s maturity date, reduction of the conversion price to $0.75 per share, and execution of a subordination agreement pursuant to which the Company will make no further payments to the debt holders until such time as the redemption of certain Series D Preferred Stock has been made in full (“Subordination Agreement”) and the issuance of New Warrants, the expiration date of which shall be 3 years past the expiration date set forth in the Eligible Warrants and a reduction of the conversion price to $0.75 per share.

(i)

Any and all New Warrants are subject to the conditions set forth in this “Offer to Exchange” and the “Election to Participate,” or "Notice of Conversion" which together may be amended and/or supplemented from time to time, constitute the “Offer.”

The Offer is not conditioned upon any minimum number of Eligible Securities being tendered. These materials provide information regarding the Offer and instructions as to how you can participate.

The purpose of the Offer is to give the holders of the Eligible Securities options to extend and exchange their Eligible Securities and provide an opportunity for the Company to relieve some of the outstanding debt in its financial records as the Company is raising funds to finance operations.

Shares of our common stock are quoted on the Over the Counter Markets (the “OTC Markets”) under the symbol “APHY.” On October 18, 2013, the closing price per share of our common stock was $0.30.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SECURITY HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR ELIGIBLE SECURITIES. YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO EXCHANGE, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND IN THE ELECTION TO PARTICIPATE BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR ELIGIBLE SECURITIES IN THE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE SECURITIES PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

You may direct questions and requests for assistance, and requests for additional copies of this Offer to Exchange and the Election to Participate, to Issuer Direct, LLC, the agent for Assured Pharmacy, Inc. at the address and telephone numbers set forth on the last page of this document.

(ii)

(iii)

SUMMARY OF TERMS

This Summary of Terms is designed to answer some of the questions that you may have about the Offer. You should carefully read this entire document and its schedules. The Offer is made subject to the terms and conditions of these documents as they may be amended or supplemented from time to time. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the accompanying Election to Participate. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

1.	What is the Offer?

Upon the terms and subject to the conditions described in this Offer to Exchange and Election to Participate, we are offering to exchange certain outstanding 16% Senior Convertible Debentures (the “Original Debentures” or the “Eligible Debentures”) and accompanying warrants to purchase our common stock (the “Eligible Warrants” or “Original Warrants”) that were issued between May 16, 2011 and July 19, 2012 (the “Eligible Securities”) for one of the following two (2) options:

Option #1: The issuance of restricted shares of common stock for the settlement of the balance of the Eligible Debenture, which shall consist of principal plus the currently outstanding unpaid interest as of September 30, 2013, at $0.60 per share with the issuance of new warrants to purchase common stock (the “New Warrants”) at an exercise price of $0.60 per share for the first twelve (12) months following the closing date of the issuer tender offer (the “Tender Offer”) and $0.75 thereafter for the remainder of the New Warrant’s term, with such term to be an extension of the term of the Eligible Warrant by three (3) years, or

Option #2: The issuance of amended and restated debentures (the “New Debentures”) which include the principal balance plus all accrued and unpaid interest as of September 30, 2013 of the Eligible Debentures with a reduction of the interest rate from sixteen percent (16%) to ten percent (10%), the extension of the maturity date for an additional three (3) years past the Eligible Debenture’s maturity date, reduction of the conversion price to $0.75 per share, and execution of a subordination agreement pursuant to which the Company will make no further payments to the debt holders until such time as the redemption of certain Series D Preferred Stock has been made in full (“Subordination Agreement”) and the issuance of New Warrants, the expiration date of which shall be 3 years past the expiration date set forth in the Eligible Warrants and a reduction of the conversion price to $0.75 per share.

Collectively, the Shares and New Warrants described in Option 1 and Option 2 are referred to as “New Securities.”

See the following sections of the Offer for more information: Section 3 Exchange of Eligible Securities for New Securities and Section 10: Description of 16% Senior Convertible Debentures and Warrants to Purchase Common Stock; Source and Amount of Consideration.

2.	Why is the Company making the Offer?

We are offering to exchange the Eligible Securities for the securities under one of the above options to give the holders of the Eligible Securities options to extend and exchange their Eligible Securities and provide an opportunity for the Company to relieve some of the outstanding debt in its financial records as the Company is raising additional funds to finance operations.

See Section 1: Background and Purpose of the Offer for more information on the purpose of the Offer.

3.	Who is entitled to participate in the Offer?

Only the holders of Eligible Securities described in this Offer to Exchange are eligible to participate in the Offer. These Eligible Securities were issued to investors under a private placement between May 16, 2011 and July 19, 2012. No other holders of promissory notes, warrants, options or other securities to acquire shares of our common stock may participate in the Offer. Please review Section 2: Eligibility and Section 10: Description of 16% Senior Convertible Debentures and Warrants to Purchase Common Stock; Source and Amount of Consideration in the Offer.

4.	How many Eligible Securities will Assured Pharmacy exchange?

We are offering to exchange all of the Eligible Securities. The balance of the outstanding principal of the Eligible Debentures is $2,465,784 and the outstanding interest as of September 30, 2013 is $472,982 and Eligible Warrants to purchase an aggregate of 3,945,267 shares of our common stock as adjusted. The Eligible Warrants were initially for the purchase of an aggregate of 2,348,370 shares of common stock but a dilutive financing after the issuance of the Eligible Warrants affected the number of warrants. See Section 3: Exchange of Eligible Securities for New Securities.

5.	How long do I have to decide whether to tender in the Offer?

You will have until 11:59 P.M. (Eastern time) on December 31, 2013 to decide whether to tender your Eligible Securities pursuant to this Offer unless the Offer is terminated by the Company as described in this Offer to Exchange.

6.	How do I choose to participate in the Offer?

To tender your Eligible Securities, you must deliver your Election to Participate or Notice of Conversion included with this Offer to Exchange or Annex A to your Eligible Debenture (“Notice of Conversion”) (an example of which is included with this offer) and the Subordination Agreement if choosing option 2, to the Company’s tender offer agent at: Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 telephone (866) 752-8683, facsimile number (646) 225-7104, email address issuerservices@issuerdirect.com, no later than the time the Offer expires. See Section 4: Procedures for Tendering Eligible Securities.

This is a one-time offer and we will not accept late tenders under any circumstances. We reserve the right to reject any and all tenders that we determine are incomplete, not in appropriate form or that we determine are unlawful to accept, subject to the judgment of a court of competent jurisdiction.

7.	Can the Offer be extended and under what circumstances?

We are reserving the right to extend the Offer at our discretion. Also, if we should materially amend the Offer we will ensure that the Offer remains open long enough to comply with federal securities laws. It is possible that such changes could involve an extension of the Offer up to ten (10) additional business days in some cases.

8.	How will I be notified if the Offer is extended?

If we extend the Offer, we will make a public announcement of the extension not later than 9:00 A.M. (Eastern time), on the next business day after the day on which the Offer was scheduled to expire.

9.	If I choose to participate in the Offer, do I have to tender all of my Eligible Securities or can I just tender a portion of the debenture or warrants?

Yes, if you elect to participate in the Offer, you must tender all of your Eligible Securities (any and all outstanding balances of the debenture and the warrant) and cannot partially tender your Eligible Securities.

10.	If I have already exercised a portion of my Eligible Securities, may I still choose to participate in the Offer?

Yes, the terms of the Offer will apply to the portion of your Eligible Securities that remain outstanding, unconverted and unexercised. Please review Section 4: Procedures for Tendering Eligible Securities.

11.	What will happen if I do not tender my Eligible Securities in the Offer?

Your 16% Senior Convertible Debenture will remain outstanding and convertible at the current rate of $0.90 per share subject to adjustments therein and your Original Warrants will expire on their original expiration date and will remain exercisable at $0.90 per share subject to adjustments therein if you do not tender them in this Offer.

12.	Are there any conditions to the Offer and can the Company terminate the Offer?

The Offer is not conditioned on a minimum number of Eligible Securities being tendered in the Offer. However, the Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Offer, and we can terminate the Offer upon notice to you if these events occur. See Section 6: Extension of the Offer; Termination; Amendment.

13.	Until what time can I withdraw previously tendered Eligible Securities?

You may withdraw previously tendered Eligible Securities at any time until the Offer has expired. To withdraw securities, you must deliver a completed Notice of Withdrawal to the Company while you still have the right to withdraw your Eligible Securities. Please review Section 7: Withdrawal Rights.

14.	When will the Company issue the New Securities in exchange for tendered Eligible Securities?

We will issue the New Securities in exchange for the tendered Eligible Securities promptly after the expiration of the Offer and our acceptance of your Eligible Securities.

15.	Are there risks that I should consider in deciding whether to tender my Eligible Warrants in the Offer?

Yes, accepting this Offer has risk. You should review the discussion of these risks in the section entitled “Risks of Participating in the Offer.”

17.	Will the shares of common stock issuable upon exercise of the New Warrants received in exchange for the Eligible Warrants be eligible for resale without restriction?

The New Warrants issued in the Offer and shares of common stock issuable upon exercise of the New Warrants are being issued in reliance upon exemptions from the Securities Act of 1933, as amended (the “Securities Act”). Therefore, the New Warrants and the shares of common stock issuable upon exercise of the New Warrants are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. See Section 10: Description of the 16% Senior Convertible Debentures and Warrants to Purchase Common Stock; Source and Amount of Consideration.

The New Warrants under Option 1 and Option 2 have a cashless feature in which they may be exercised in exchange for securities of the Company rather than through cash as set out in Exhibit (a)(1)(D) and Exhibit (a)(1)(F) of Schedule TO filed October 21, 2013. The shares of common stock issued upon a cashless exercise of the New Warrant shall be deemed to have been acquired at the time the New Warrant was acquired and could be available for immediate resale under Rule 144 of the Securities Act of 1933 assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Securities Exchange Act of 1934 at that time.

18.	Will the shares of common stock issued in the Offer be eligible for resale without restriction?

The shares of common stock issued under the Offer are being issued in reliance upon exemptions from the Securities Act of 1933, as amended (the “Securities Act”). Therefore, these shares of common stock are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of common stock shall be deemed to have been acquired at the time the Original Debenture was acquired and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at that time. See Section 10: Description of the 16% Senior Convertible Debentures and Warrants to Purchase Common Stock; Source and Amount of Consideration.

19.	Will directors and executive officers of the Company be able to participate in the Offer?

Our directors and executive officers and their respective affiliates do not have an interest in the Offer. See Section 12: Interests of Directors and Executive Officers; Transactions and Arrangements, for a description of those directors, executive officers or their affiliates.

20.	Do any of the executive officers and directors have an interest in the Offer?

None of our executive officers or directors or their affiliates have an interest in the Offer. See Section 12: Interests of Directors and Executive Officers; Transactions and Arrangements.

21.	What does the Company’s Board of Directors think of the Offer?

Our Board of Directors unanimously determined that the terms of the Offer are fair and in the best interest of the holders of the Eligible Securities.

22.	Is there any information regarding the Company that I should be aware of before deciding to participate in the Offer?

Yes. Your decision should take into account the information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission (the “SEC”). This report and other documents we file with the SEC are available for review at www.sec.gov. See Section 17: Additional Information. In addition, before making your decision, you should review the section “Risks of Participating in the Offer.”

22.	Will I have to pay federal income taxes if I participate in the Offer?

You are encouraged to consult with your own personal tax advisor if you have questions about the potential tax effects of participating in the Offer. See Section 15: Certain United States Federal Income Tax Considerations.

23.	Who can I talk to if I have questions about the Offer?

For additional information about the Offer or to request assistance or additional copies of any materials we have provided regarding the Offer, you should contact the tender offer agent of Assured Pharmacy, Inc.: Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 telephone (866) 752-8683. However, only answers to questions relating to the Offer will be provided. Neither the tender off agent or the Company will provide you with any advice or recommendation as to whether or not you should participate in the Offer. See Section 17: Additional Information.

IMPORTANT NOTICES

The securities being offered pursuant to this Offer to Exchange are being offered pursuant to exemptions provided by Section 3(a)(9) of the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. The Warrants issued in exchange for the Eligible Securities in this Offer will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws.

This Offer to Exchange has been prepared solely for the benefit of holders of Eligible Securities. Distribution of this Offer to Exchange to any person other than such holders and those persons retained to advise such holders is unauthorized and any reproduction of this Offer to Exchange or related documents, in whole or in part, is prohibited.

You should review this Offer carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to exchange your Eligible Securities. None of the Company, the directors, officers or any affiliated persons, advisors, representatives, counsel or other agent is making any representation or recommendation to any holder regarding this Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Securities. You should rely only on the information contained in this document or the other documents related to the offer referred to herein.

FORWARD-LOOKING STATEMENTS

This Offer to Exchange (and documents included in this filing or incorporated by reference) may contain certain statements which are forward-looking in nature and are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the uncertainty of the our operations and general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this Offer to Exchange, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this Offer to Exchange with respect to future events, the outcome of which is subject to risks. See “Risks of Participating in the Offer.” Some of these risks include but are not limited to:

●	the anticipated impact of the Offer on our financial statements;

●	our business strategy and general trends in our operations or financial results, plans, expectations, estimates and beliefs; and

●	our estimates regarding our capital requirements and our need for additional financing.

You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. In addition to the risk factors contained herein, other factors are discussed in more detail in Part I, Item 1A entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent periodic reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K.

RISKS OF PARTICIPATING IN THE OFFER

Any investment in the Company is subject to risks inherent to our business. You should carefully consider the following important risks and uncertainties, as well as those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC and listed in Section 17: Additional Information, before exchanging your Eligible Securities for New Securities in this Offer. If any of the events described in the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer.

Our Board of Directors approved the Offer, but it makes no recommendation as to whether holders of Eligible Securities should accept the Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Eligible Securities for purposes of negotiating the terms of the Offer. We cannot assure you that the value of the shares issued upon exercise of the New Warrants or conversion of the New Debentures received in the Offer will in the future equal or exceed the exercise price per share of the Eligible Warrants or Debentures.

We have not obtained and will not obtain any ruling from the Internal Revenue Service concerning the income tax consequences of participation in this Offer to Exchange.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of exchanging the Eligible Securities for New Securities pursuant to the Offer. If the IRS were to successfully assert that the exchange of your Eligible Securities for New Securities does not constitute a recapitalization for U.S. federal income tax purposes and does constitute a taxable transaction, you would be required to recognize capital gain or loss equal to the difference between the fair market value of the New Securities received and your tax basis in the Eligible Securities. See Section 15: Certain United States Federal Income Tax Considerations.

The New Warrants, the shares of common stock issued under the Offer and the shares of common stock issuable upon exercise of the New Warrants are restricted securities and can only be sold pursuant to an effective registration statement or an available exemption from registration under the Securities Act.

The New Warrants, the shares of common stock issued under the Offer and the shares of common stock issuable upon exercise of the New Warrants are being issued in reliance upon exemptions from the Securities Act. Therefore, the New Warrants and the shares of common stock issuable upon exercise of the New Warrants are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of common stock issued under the Offer shall be deemed to have been acquired at the time the Original Debenture was acquired and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Exchange Act at that time.

THE OFFER

1.	Background and Purpose of the Offer.

Background

As further described in Section 10: Description of 16% Senior Convertible Debentures and Warrants to Purchase Common Stock; Source and Amount of Consideration, we issued the Eligible Securities to accredited investors in connection with a private placement pursuant to Stock Purchase Agreements dated May 16, 2011 through July 19, 2012. All Debentures shall mature as listed in the Debenture and all warrants expire on the fifth anniversary of their respective dates of issuance. Information concerning these debentures and warrants, including the number outstanding, exercise price and expiration dates, are described in Section 10 of this Offer to Exchange. These debentures and warrants are the only securities eligible to participate in the Offer.

Purpose of the Offer

The purpose of the Offer is to provide the holders of the Eligible Securities a choice of repayment or exchange of their Eligible Securities for New Securities under one of the available Options and provide an opportunity for the Company to relieve some of the outstanding debt in its financial records as the Company is raising additional funds to finance operations.

Board of Directors

The Company entered a Securities Purchase Agreement with Pinewood Trading Fund, L.P. (the “Pinewood”) for the purchase of Preferred Stock (the “Transaction”). As part of the terms of the Transaction, Pinewood may, but is not obligated to, nominate one (1) Director to add to the Company’s existing Board currently comprised of four (4) people (for a total of five (5) directors). The Company is further restricted, precluded, and prohibited from increasing the number of directors beyond 4 (or 5 should Pinewood elect to nominate a director) without the consent of Pinewood. This gives Pinewood the ability without restriction or notice to install a board member at any time, subject to applicable law, at Pinewood’s sole discretion.

Articles of Incorporation

The Board of Directors and shareholders have approved an amendment to the Amended and Restated Articles of Incorporation. The amendments to the Articles of Incorporation included: (i) an increase in the number of authorized shares of Common Stock available for issuance from 35,000,000 to 100,000,000; (ii) a designation of a class of preferred stock called the “Series D Preferred Stock”, consisting of 15,000 shares of stock, par value $0.001 per share, with such rights and preferences described in the Certificate of Designation; and (iii) other such amendments and changes that may be found in the Amended and Restated Articles of Incorporation. The amendment to the Articles of Incorporation was approved by a majority of shareholders on November, 18, 2013 and was filed with the Certificate of Amendment to the Articles of Incorporation on November 21, 2013 with the Nevada Secretary of State, with an effective date of November 19, 2013.

Series D Senior Convertible Preferred Stock

The Company authorized an offer and sale of up to an aggregate of 3,000 shares of its Series D Senior Convertible Preferred Stock (the “Series D Stock”), par value $0.001 per share, with each Share of Series D Stock to be accompanied by two five-year warrants: a Series A Warrant to purchase 2,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and a Series B Warrant to purchase 2,000 shares of Common Stock, to the Investors. The shares of Series D Stock are being offered at $1,000 per share for an aggregate purchase price of up to $3,000,000. The Series D Stock was initially offered to Pinewood and may be offered to additional investors. As the initial investor (“Initial Investor”), Pinewood must approve the issuance of any Series D Stock in its sole discretion. The Initial Investor purchased 200 shares of Series D Stock at a purchase price of $200,000 per month in October, November, and December and provided $400,000 of funding to the Company prior to October in the form of a promissory note which will be exchanged for 400 shares of Series D Stock upon the issuance of the Series D Stock certificates. The funding by the Initial Investor was conditioned on the Company’s satisfactory compliance with certain restrictive provisions which included: (i) the solicitation of the holders of unsecured debentures of the Company to tender their unsecured debentures pursuant to the terms listed in this Offer and (ii) the holders of a majority interest of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share and the holders of a majority interest of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share executing and delivering to the Company a Preferred Stock Consent pursuant to which the holders of the Series A Preferred Stock and the Series C Preferred Stock (a) waived the anti-dilution adjustments to which the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock were entitled under the current certificate of designations; (b) waived any potential breach of any representations, warranties, covenants or agreements that restricted the Company’s ability to effect the Transaction, or issue the shares of Common Stock underlying the shares and the warrants; and (c) amended the terms of the certificate of designation which was approved by shareholders on November 18, 2013. The amendment to the certificate of designation was filed with the Certificate of Amendment to the Articles of Incorporation on November 21, 2013 with the Nevada Secretary of State, with an effective date of November 19, 2013. The Initial Investor waived the immediate completion of these conditions to funding.

The Initial Investor provided $200,000 per month to the Company in October, November, and December and $400,000 to the Company prior to October in exchange for promissory notes. Originally, investors, other than the Initial Investor, had until November 30, 2013 to execute a Securities Purchase Agreement with the Company, with funding to be provided no later than November 30, 2013. However, new investors may execute a Securities Purchase Agreement with the Company to purchase shares of Series D Stock upon the mutual agreement by the Company and the Initial Investor until all shares of Series D Stock are issued and outstanding.

2.	Eligibility.

We are offering holders of outstanding Eligible Securities the opportunity to voluntarily exchange their Eligible Securities for New Securities, for a limited period of time, upon the terms and subject to the conditions described in this Offer to Exchange. This Offer to Exchange and the related Election to Participate will be mailed to record holders of Eligible Securities whose names appear in our corporate records as of the date of this Offer to Exchange.

The securities eligible to participate in the Offer are the 16% Senior Convertible Debentures and Eligible Warrants issued to accredited investors in a private placement between May 16, 2011 and July 19, 2012 (collectively the “Eligible Securities”) as further described in Section 10: Description of 16% Senior Convertible Debentures and Warrants to Purchase Common Stock; Source and Amount of Consideration. The table below sets forth the outstanding Eligible Securities as of September 30, 2013, including the exercise and conversion prices and expiration and maturity dates of such securities:

	Principal Amount Outstanding	Conversion Price	Maturity Date

16% Senior Convertible Debentures issued in Private Placements between May 16, 2011 and July 19, 2012	$2,465,784	$0.90	12/1/2012-05/30/2014
	Number Outstanding	Exercise Price per Share	Expiration Date
Warrants to Purchase Common Stock issued in Private Placements between May 16, 2011 and July 19, 2012	3,945,267	$0.90	05/29/2014-07/19/2017

For additional information concerning the Eligible Securities see Section 10: Description of 16% Senior Convertible Debentures and Warrants to Purchase Common Stock; Source and Amount of Consideration.

If you properly tender (and do not validly withdraw) your Eligible Securities on or prior to the expiration of the Offer, and the Offer is not otherwise terminated, we will issue you New Securities promptly following the expiration of the Offer. See Section 5: Acceptance of Eligible Securities and Issuance of New Securities.

The Offer is only being made for outstanding, unexercised Eligible Securities (Eligible Securities are the 16% Senior Convertible Debentures (“Eligible Debentures”) and Warrants to Purchase Common Stock (“Eligible Warrants”) issued to investors in a private placement offer issued pursuant to Stock Purchase Agreements dated between May 16, 2011 and July 19, 2012). The Offer does not in any way apply to shares previously purchased, whether upon the exercise or conversion of the Eligible Securities or otherwise, nor does it apply to any of our other outstanding warrants or stock options. If you have previously exercised an Eligible Warrant or converted an Eligible Debenture, that Eligible Warrant or Eligible Debenture is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Warrant in part, or converted an Eligible Debenture in part, the remaining unexercised portion of that Eligible Security is outstanding and may be tendered for exchange in connection with the Offer.

3.	Exchange of Eligible Securities for New Securities.

By properly tendering (and not validly withdrawing) your Eligible Securities for exchange, assuming such Eligible Securities are accepted by the Company pursuant to the terms of the Offer and the Offer is not otherwise terminated, your Eligible Securities will be considered to have been exchanged for New Securities concurrently with the expiration of the Offer.

We will issue New Securities for which your Eligible Securities were exchanged promptly following the expiration of the Offer and the Eligible Securities will be cancelled. If you elect to participate in the Offer, you must tender your Eligible Securities in full, no partial tenders will be accepted. The Offer is not conditioned on any minimum number of Eligible Securities being tendered and is not conditioned upon any required financing. The Offer is, however, subject to certain conditions. See Section 8: Conditions of the Offer.

4.	Procedures for Tendering Eligible Securities.

You do not have to participate in the Offer, and there are no repercussions if you choose not to participate in the Offer. If you decide not to participate in the Offer, you do not need to do anything and your Eligible Debentures will remain outstanding and convertible at $0.90 per share, subject to adjustment therein, and your Eligible Warrants will remain outstanding until they expire by their terms or you exercise them at a price of $0.90 per share, subject to adjustments therein (whichever happens first).

We will not accept any Eligible Securities for exchange that have not been properly tendered in accordance with the terms and conditions set forth in this Offer to Exchange. We will return to the tendering security holders any Eligible Securities that we do not accept in the Offer at our expense promptly after the expiration of the Offer.

Proper Tender of Eligible Securities

To participate in the Offer, you must properly complete, sign and date the Election to Participate or Notice of Conversion included with this Offer to Exchange or Annex A to your Eligible Debenture (“Notice of Conversion”) (an example of which is included with this offer) and the Subordination Agreement if choosing Option 2 and deliver it to our tender offer agent so that we receive them no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on December 31, 2013 (or such later date and time as we may extend the expiration of the Offer), at: Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 telephone (866) 752-8683, facsimile number (646) 225-7104, email address issuerservices@issuerdirect.com.

The Election to Participate and/or Notice of Conversion should clearly indicate each Eligible Security you are tendering pursuant to the terms and conditions set forth in this Offer to Exchange.

The Election to Participate and/or Notice of Conversion must be executed by the record holder of the tendered Eligible Security. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election to Participate.

If you do not submit an Election to Participate and/or a Notice of Conversion for your Eligible Securities prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Election to Participate, you will be considered to have rejected the Offer.

The acceptable method of delivery of all documents is by mail, courier service, electronic mail, or facsimile and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the expiration of the Offer. Delivery will be deemed made only when actually received by us.

Determination of Validity; Rejection of Eligible Securities; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our sole discretion, all questions as to form, validity, (including time of receipt), and acceptance of any tender of Eligible Securities or withdrawal of tendered Eligible Securities. Our determination of these matters will be final and binding on all parties, subject to the judgment of a court of competent jurisdiction to the contrary. We may reject any or all tenders of or withdrawals of tendered Eligible Securities that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made, subject to the judgment of a court of competent jurisdiction to the contrary. We may waive, as to all eligible security holders, any defect or irregularity in any tender with respect to any particular Eligible Securities. No tender of Eligible Securities or withdrawal of tendered Eligible Securities will be deemed to have been properly made until all defects or irregularities have been cured by the tendering security holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

5.	Acceptance of Eligible Securities and Issuance of New Securities.

Upon the terms and subject to the conditions of the Offer, we expect, upon and as of the expiration of the Offer to:

●	accept for exchange all properly tendered and not validly withdrawn Eligible Securities; and

●	treat all such tendered Eligible Securities as exchanged for New Securities as described in this Offer to Exchange.

Promptly after the expiration of the Offer, we will issue New Securities in exchange for your Eligible Securities and the Eligible Securities will be cancelled. If we withdraw the Offer or if, at the expiration of the Offer, we do not accept the tender of your Eligible Securities for any valid reason described in this Offer to Exchange, we will promptly return to you your tendered Eligible Securities.

By properly tendering (and not validly withdrawing) your Eligible Securities, you will have accepted the Offer. Our acceptance of your Eligible Securities for tender will form a binding agreement between you and us upon the terms and subject to the conditions set forth in this Offer to Exchange upon the expiration of the Offer.

If you elect not to participate in the Offer, your Eligible Debentures will remain outstanding and convertible at $0.90 per share subject to adjustments therein and your Eligible Warrants will remain outstanding and exercisable at $0.90 per share subject to adjustments therein until they expire by their terms or you exercise them (whichever happens first). If you elect not to participate in the Offer, you will not have any rights to New Securities.

6.	Extension of the Offer; Termination; Amendment.

The expiration of the Offer is currently scheduled to be 11:59 P.M. (Eastern time) on December 31, 2013. Although we do not currently intend to do so, we may, at any time and at our discretion, extend the period of time during which the Offer is open and delay accepting any tendered Eligible Securities. If we extend the Offer, we will continue to accept properly completed Elections to Participate until the new expiration date.

Amendments to the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 A.M. (Eastern time) on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to this Offer to Exchange will be disseminated promptly to holders of Eligible Securities in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we increase or decrease the percentage of the class of securities being sought or the consideration offered for this Offer at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of a material amendment is first published, sent or given in the manner specified herein, we will extend the Offer until at least the expiration of such ten-business day period. For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight (Eastern time).

This Offer is open to all security holders of the class of securities subject to this Tender Offer. The company does not intend to increase or decrease the number of Eligible Securities.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Offer, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Securities upon the occurrence of any of the conditions specified under Section 8: Conditions of the Offer by, in addition to the procedure set forth herein, giving written notice of the termination, amendment or postponement. Our reservation of the right to delay our acceptance of tendered Eligible Securities is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must deliver the consideration offered or return the Eligible Securities tendered promptly after termination or withdrawal of a tender offer.

If we materially change the terms of the Offer or the information set forth in this Offer to Exchange, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information set forth in this Offer to Exchange, other than a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

7.	Withdrawal Rights.

You may change your election and withdraw from the Offer your tendered Election to Participate or Notice of Conversion and Eligible Securities only if you properly complete, sign and date the Notice of Withdrawal included with this Offer to Exchange and mail or otherwise deliver the Notice of Withdrawal to our tender offer agent so that it is received no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on December 31, 2013 (or such later date and time as we may extend the expiration of the Offer), at: Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 telephone (866) 752-8683, facsimile (646) 225-7104, electronic mail issuerservices@issuerdirect.com. Please note that withdrawal from the Offer is not effective until the Company or its agent gives confirmation of receipt of the Notice of Withdrawal.

The Notice of Withdrawal must be executed by the record holder of the Eligible Securities to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Notice of Withdrawal.

You may also withdraw your tendered Election to Participate and Eligible Securities pursuant to Rule 13e-4(f)(2)(ii) under the Exchange Act, if they have not been accepted by us for exchange within 40 business days from the commencement of the Offer.

The acceptable method of delivery of all documents is by mail, courier service, facsimile, or electronic mail and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the expiration of the Offer. Delivery will be deemed made only when actually received by us.

Once you have withdrawn your tendered Election to Participate and Eligible Securities, you may re-tender before the expiration of the Offer only by again following the delivery procedures described in this Offer to Exchange.

8.	Conditions of the Offer.

Conditions Applicable to all Eligible Securities

Notwithstanding any other provision of the Offer, we will not be required to accept any tendered Eligible Securities, and we may terminate or amend the Offer, or postpone our acceptance of any tendered Eligible Securities, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the expiration of the Offer, any of the following events has occurred and, in our reasonable judgment and regardless of the circumstances giving rise to the event, the occurrence of such event or events (other than an act or omission to act by us) makes it inadvisable for us to proceed with the Offer or with the acceptance of the tendered Eligible Securities:

(a) there shall have been threatened in writing or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the Offer, the issuance of New Securities, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

(b) there shall have been any action threatened in writing, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might:

●	make the acceptance of the Eligible Securities tendered for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;
●	delay or restrict our ability, or render us unable, to accept for exchange, some or all of the Eligible Securities tendered for exchange;
●	materially impair the benefits we hope to receive as a result of the Offer; or
●
materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us, including any position adopted by the SEC that this Offer jeopardizes or invalidates the exemption from the requirement to register securities under the Securities Act upon which we relied when selling the Eligible Securities;

(c) there shall have occurred:

●	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
●	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
●	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;
●
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States; or

●	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

●
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange;

●
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

●
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us.

9.	Market for Our Common Stock.

Our common stock is listed on the OTCQB and trades under the symbol “APHY.” As of October 18, 2013, the number of record holders of our common stock was approximately 160 and the number of shares of common stock outstanding was 6,786,162.

The following table contains information about the range of high and low sale prices for our common stock based upon reports of transactions on the OTC Market.

Period	High	Low

Quarter Ended December 31, 2011	$0.90	$0.25

Quarter Ended March 31, 2012	$1.01	$0.20
Quarter Ended June 30, 2012	$1.05	$0.36
Quarter Ended September 30, 2012	$0.90	$0.45
Quarter Ended December 31, 2012	$0.77	$0.20

Quarter Ended March 31, 2013	$1.05	$0.35
Quarter Ended June 30, 2013	$0.94	$0.55
Quarter Ended September 30, 2013	$0.80	$0.19

The source of these high and low prices was the OTC Markets. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

10.	Description of 16% Senior Convertible Debentures and Warrants to Purchase Common Stock; Source and Amount of Consideration.

Eligible Securities

The following outstanding securities are eligible to participate in this Offer: the 16% Senior Convertible Debentures and Warrants to Purchase Common Stock issued in a private placement with accredited investors pursuant to a Stock Purchase Agreement dated between May 16, 2011 and July 19, 2012 (the “Eligible Securities”). The table below sets forth the Eligible Securities outstanding as of September 30, 2013, including the exercise and conversion prices and expiration and maturity dates of such securities.

	Principal Amount Outstanding	Conversion Price	Maturity Date

16% Senior Convertible Debentures issued in Private Placements between May 16, 2011 and July 19, 2012	$2,465,784	$0.90	12/1/2012-05/30/2014
	Number Outstanding	Exercise Price per Share	Expiration Date
Warrants to Purchase Common Stock issued in Private Placements between May 16, 2011 and July 19, 2012	3,945,267	$0.90	05/29/2014-07/19/2017

Terms of the Eligible Debentures

The Eligible Debentures were issued pursuant to Stock Purchase Agreements dated between May 16, 2011 through July 19, 2012. The Debentures accrued interest at a rate of 16% per annum and were originally convertible into shares of Common Stock of the Company at a price of $1.26 per share; the conversion price was adjusted to $0.90 per share pursuant to a dilutive financing to the Company. Purchasers of the Eligible Debentures also received warrants to purchase common stock originally at a rate of $1.512 per share; the exercise price was adjusted to $0.90 per share pursuant to a dilutive financing to the Company.

Terms of the Eligible Warrants

Other than the extended expiration date and the reduction in the exercise price, the New Warrants have substantially the same terms as the Eligible Warrants. All outstanding Eligible Warrants provide for adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure.

Terms of the New Warrants

The New Warrants under Option 1 will be exercisable at a price of $0.60 per share for the first twelve (12) months following the close of the Offer and $0.75 per share thereafter until expiration. The New Warrants under Option 2 will be exercisable at a price of $0.75 per share.

The term of the Warrants issuable under both Option 1 and Option 2 will be an extension of each holder’s Eligible Warrant by three (3) years. The number of warrant shares purchasable under the New Warrants is the same number of shares purchasable under the Eligible Warrants.

The New Warrants under Option 1 and Option 2 have a cashless feature in which they may be exercised in exchange for securities of the Company rather than through cash as set out in Exhibit (a)(1)(D) and Exhibit (a)(1)(F) of Schedule TO filed October 21, 2013. The shares of common stock issued upon a cashless exercise of the New Warrant shall be deemed to have been acquired at the time the New Warrant was acquired and could be available for immediate resale under Rule 144 of the Securities Act of 1933 assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Securities Exchange Act of 1934 at that time.

Effect of Exchange of Warrants on the Availability of Rule 144

The New Warrants issued in the Offer and shares of common stock issuable upon exercise of the New Warrants are being issued in reliance upon exemptions from the Securities Act of 1933, as amended (the “Securities Act”). Therefore, the New Warrants and the shares of common stock issuable upon exercise of the New Warrants are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. When you exercise the purchase of shares under your New Warrant for cash, the holding period for the shares of common stock acquired upon such exercise would begin on the date of such exercise.

The shares of common stock issuable under the Offer are being issued in reliance upon exemptions from the Securities Act of 1933, as amended (the “Securities Act”). Therefore, the shares of common stock issuable under the Offer are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of common stock issued under the Offer shall be deemed to have been acquired at the time the Original Debenture was acquired and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at that time. The exchange of Eligible Debentures for the shares under the Offer would not have any effect on the availability of a holder to sell the shares of our common stock acquired under Rule 144. For purposes of this discussion, we refer to the period of time that a person has beneficially owned the shares of our common stock issuable upon a conversion of the Eligible Debentures as the “holding period.”

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale of the shares of our common stock issued upon conversion of a convertible debenture would be entitled to sell those shares under Rule 144 after a holding period of at least six months (including any period of consecutive ownership of preceding non-affiliated holders), subject to the availability of current public information about us and provided that we have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K. For purposes of determining the holding period under Rule 144, you are permitted to “tack” the holding period of the Eligible Debenture to the shares issued.

Consideration for the Exchange

We will issue New Securities in the form described in this Offer to Exchange in exchange for Eligible Securities properly elected to be exchanged, and not validly withdrawn, by you and accepted by us for such exchange.

11.	Information Regarding Assured Pharmacy.

Overview

Assured Pharmacy, Inc. (the “Company”) is a chain of specialty pharmacies that provide advanced prescription services to a diverse array of medical professionals and their patients. Assured Pharmacy is committed to providing these physicians and patients with a better prescription process. This enhanced process is achieved by blending advanced prescribing technologies with focused pharmacology.

Our common stock is traded on the OTCQB under the symbol “APHY.” Our principal executive offices are located at 5600 Tennyson Parkway, Suite 390, Plano, Texas 75024, and our telephone number is (972) 473-4033. Our internet address is http://www.assuredrxservices.com. Information contained on our website does not constitute a part of the Offer. For additional information regarding Assured Pharmacy, you should also review the materials that we have filed with the SEC and have listed in Section 17: Additional Information.

Financial Information

Our audited financial statements for our fiscal years ended December 31, 2012 and 2011 included in our Annual Report on Form 10-K filed with the SEC on April 1, 2013, are incorporated by reference herein. Our unaudited financial statements for the nine months ended September 30, 2013 and 2012 included in Quarterly Report on Form 10-Q filed with the SEC on November 14, 2013, are incorporated by reference herein. Please see “Section 17: Additional Information” for instructions on how you can obtain copies of our SEC filings including filings that contain our financial statements.

Below is summary financial information for the nine months ending September 30, 2013 and September 30, 2012 (unaudited) and fiscal years ended December 31, 2012 and December 31, 2011. This summary financial information should be read in conjunction with our quarterly and annual reports.

Statement of Operations Data:

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011

Sales	$4,000,052	$4,091,006	$14,145,533	$16,444,573
Gross profit	912,819	984,290	3,067,126	3,223,889
Operating expenses	3,103,399	3,109,895	5,864,263	5,990,868
Loss from continuing operations	(2,190,580)	(2,125,605)	(2,797,137)	(2,766,979)
Other income and expenses	730,125	1,398,805	1,208,369	491,982
Loss from continuing operations before non-controlling interest	(2,920,705)	(3,524,410)	(4,005,506)	(3,258,961)
Net income attributable to non-controlling interest	-	-	-	(12,051)
Loss from continuing operations	(2,920,705)	(3,524,410)	(4,005,506)	(3,271,012)
Income tax expense	313,997	18	-	-
Loss from continuing operations, net of tax	(3,234,702)	(3,524,428)	(4,005,506)	(3,271,012)

Loss from operations of discontinued pharmacies, net of tax benefit	(583,138)	(33)	-	-
Net loss	$(3,817,840)	$(3,524,461)	$(4,005,506)	$(3,271,012)

Basic and diluted loss per common share:

Net loss to common stockholders from continuing operations	$(0.57)	$(0.86)	$(0.96)	$(1.14)
Loss from discontinued operations, net of tax benefit	$(0.10)	$-	$-	-
Net loss per common share	$(0.67)	$(0.86)	$(0.96)	$(1.14)

Basic and diluted weighted average number of common shares outstanding	5,691,052	4,077,600	4,150,976	2,876,335

Ratio of Earnings to Fixed Charges(1):	(5)	(4)	(3)	(2)

(1)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and non-controlling interest, plus fixed charges and amortization of capitalization interest. Fixed charges consist of interest incurred and amortization of deferred financing and amortization of debt discount costs. All reported periods of the calculation of the ratio of earning to fixed charges exclude discontinued operations.

(2)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2011 by $3,271,012.
(3)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2012 by $4,005,506.
(4)	Earnings were inadequate to cover fixed charges for the nine months ended September 30, 2012 by $3,524,410.
(5)	Earnings were inadequate to cover fixed charges for the nine months ended September 30, 2013 by $2,920,705.

Balance Sheet Data:

	September 30,	December 31,	December 31,
	2013	2012	2011
	(Unaudited)

Current assets	$946,467	$1,255,583	$1,893,548
Noncurrent assets	231,687	965,915	1,072,511

TOTAL ASSETS	$1,178,154	$2,221,498	$2,966,059

Current liabilities	$10,285,601	$7,567,704	$5,566,104
Noncurrent liabilities	289,125	1,140,867	729,083

TOTAL LIABILITIES	10,574,726	8,708,571	6,295,187

Stockholders' deficit	(9,396,572)	(6,487,073)	(3,329,128)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,178,154	$2,221,498	$2,966,059

The book value per share of our common stock as of September 30, 2013 was ($1.38).

Pro Forma Data – New Securities Scenario

The following unaudited pro forma financial information is derived from the historical financial statements of the Company and assumes that all holders of Eligible Securities exchange their Eligible Securities for the New Securities as of January 1, 2012. This pro forma information is provided for illustrative purposes only and is not indicative of the financial position or results of operations of the Company which would have actually occurred if the exchange of Eligible Securities had occurred at the dates presented or which may be obtained in the future. These unaudited pro forma financial statements should be read in conjunction with the notes hereto and the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2012 and the Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2013.

Assured Pharmacy, Inc.
UNAUDITED PRO FORMA BALANCE SHEETS
AS OF SEPTEMBER 30, 2013

	September 30, 2013	Pro Forma Adjustments		Pro Forma
	(Unaudited)

ASSETS

Current Assets
Cash	$6,610	$-		$6,610
Accounts receivable, net	263,501	-		263,501
Inventories	266,519	-		266,519
Prepaid and other current assets	383,815	(6,590)	(a)	377,225
Assets of discontinued operations	26,022	-		26,022
Total current assets	946,467	(6,590)		939,877

Other receivables, net	13,808	-		13,808
Property and equipment, net	77,278	-		77,278
Assets of discontinued operations, net	140,601	-		140,601

TOTAL ASSETS	$1,178,154	$(6,590)		$1,171,564

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses	2,335,183	(548,251)	(h)	1,786,932
Liabilities of discontinued operations	180,012	-		180,012
Unsecured convertible debentures, net of discount	2,308,333	(2,308,333)	(c)	-
Unsecured convertible debentures, related party, net of discount	546,091	(46,091)	(d)	500,000
Notes payable	4,038,982	-		4,038,982
Notes payable to related parties	877,000	-		877,000
Total current liabilities	10,285,601	(2,902,675)		7,382,926

Notes payable, net of current portion	-	-		-
Notes payable to related parties, net of current portion	-	-		-
Unsecured convertible debentures, net of current portion and discount	-	-		-
Unsecured convertible debentures, related party, net of current portion and discount	-	-		-
Warrant liability	289,125	575,499	(g)	864,624
TOTAL LIABILITIES	10,574,726	(2,327,176)		8,247,550

Commitments and Contingencies

Stockholders' Deficit
Preferred stock; par value $0.001 per share; 5,000,000 shares authorized, 2,830 shares designated to Series A convertible, 7,745 shares designated to Series B convertible, 813 shares designate to Series C convertible.

Series A convertible preferred stock; par value $0.001 per share; 2,830 shares authorized, 1,466 issued and outstanding	1	-		1

Series C convertible preferred stock; par value $0.001 per share; 813hares authorized, 813 issued and outstanding	1	-		1

Series B convertible preferred stock; par value $0.001 per share; 7,745 shares authorized, 5,124 issued and outstanding	5	-		5

Common stock; par value $0.001 per share; 35,000,000 shares authorized, 11,301,397 issued and outstanding	6,787	4,515	(h)	11,302

Additional paid-in capital, net	37,478,342	207,326	(h)	37,685,668

Accumulated deficit	(46,881,708)	2,108,745	(j)	(44,772,963)

Stockholders' deficit	(9,396,572)	2,320,586		(7,075,986)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,178,154	$(6,590)		$1,171,564

See accompanying notes to these unaudited pro forma consolidated financial statements.

Assured Pharmacy, Inc.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013

	Nine Months Ended September 30, 2013	Pro Forma Adjustments		Pro Forma

Sales	$4,000,052	$-		$4,000,052

Cost of sales	3,087,233	-		3,087,233

Gross profit	912,819	-		912,819

Operating expenses
Salaries and related expenses	1,479,757	-		1,479,757
Selling, general and administrative	1,623,642	-		1,623,642
Total operating expenses	3,103,399	-		3,103,399

Loss from continuing operations	(2,190,580)	-		(2,190,580)

Other expenses
Interest expense, net	893,873	(597,854)	(k)	296,019
(Gain) or loss on change in fair value of warrant liability	(261,380)	(152,111)	(l)	(413,491)
Loss on change in fair value of forward contract liability	97,632	-		97,632
Loss on extinguishment of debt	-	-		-
Total other expenses and income	730,125	(749,965)		(19,840)
Net loss from continuing operations before tax	(2,920,705)	749,965		(2,170,740)
Income tax expense (benefit)	313,997	-		313,997
Loss from continuing operations, net of tax	(3,234,702)	749,965		(2,484,737)
Discontinued operations:
Gain or (loss) from operations of discontinued pharmacies, net of tax benefit	(583,138)	-		(583,138)
Net loss	$(3,817,840)	$749,965		$(3,067,875)

Basic and diluted loss per common share:
Net loss from continuing operations	$(0.57)	$0.17		$(0.24)
Loss from discontinued operations, net of tax benefit	$(0.10)	$-		$(0.06)
Net loss per common share	$(0.67)	$0.17		$(0.30)

Basic and diluted weighted average number of common shares outstanding	5,691,052	4,515,235	(n)	10,206,287

See accompanying notes to unaudited pro forma consolidated financial statements.

Assured Pharmacy, Inc.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012

	Year Ended December 31, 2012	Pro Forma Adjustments		Pro Forma

Sales	$14,145,533	$-		$14,145,533

Cost of sales	11,078,407	-		11,078,407

Gross profit	3,067,126	-		3,067,126

Operating expenses
Salaries and related expenses	3,065,982	-		3,065,982
Selling, general and administrative	2,798,281	-		2,798,281
Total operating expenses	5,864,263	-		5,864,263

Loss from operations	(2,797,137)	-		(2,797,137)

Other expenses
Interest expense, net	1,475,358	(1,157,980)	(k)	317,378
(Gain) or loss on change in fair value of warrant liability	(357,194)	(1,156,814)	(l)	(1,514,008)
Loss on extinguishment of debt	90,205	1,280,347	(m)	1,370,002
Total other expenses and income	1,208,369	(1,034,447)		173,922
Net loss	$(4,005,506)	$1,034,447		$(2,971,059)

Basic and diluted loss per common share	$(0.96)	$0.25		$(0.36)

Basic and diluted weighted average number of common shares outstanding	4,150,976	4,216,723	(n)	8,367,699

1.	Pro Forma Adjustments – New Securities

(a)	To record the write-off of deferred financing cost and reverse interest expense amortization related to deferred financing cost for Eligible Securities.
(c)
To record the write-off of remaining balance of debt discount on Eligible Securities and adjust interest expense related to the amortization of debt discount in related period. To record the exchange of Eligible Securities for the Company’s common stock.

(d)
To record the write-off remaining balance of discount on Eligible Securities, related party and adjust interest expense related to the amortization of debt discount in related period. To record the exchange of Eligible Securities, related party into the Company’s common stock.

(g)
To record the write-off of remaining balance of warrant liability related to Eligible Securities. To record adjustment for the change in fair value of warrant liability due to the issuance of new warrants to holders of Eligible Securities.

(h)	To record the issuance of common stock in lieu of cash for accrued interest payable to holders of Eligible Securities and issuance of common stock in exchange for debentures for Eligible Securities.
(j)	To record the extinguishment of Eligible Securities– write-off remaining balance of deferred financing cost, debt discount on debentures and warrant liability.
(k)
To record adjustment to interest expense for Eligible Securities for the reduction of interest rate from 16% to 10% and the reversal of amortization of deferred financing cost and the amortization of debt discount. To record amortization of debt discount on new debentures issued to holders of Eligible Securities.

(l)	To record adjustment to change in fair value of warrant liability related to extinguishment and new issuance of debentures to holders of Eligible Securities.
(m)	To record the reversal of extinguishment of debt recorded in 2012 related to Eligible Securities.
(n)	To record the issuance of shares to convert the outstanding debt and related accrued interest to Eligible Securities.

2.	Pro Forma Ratio of Earnings to Fixed Charges

The Pro Forma of Earnings to Fixed Charges was less than one-to-one for the nine months ended September 30, 2013 and for the year ended December 31, 2012. Additional earnings of $2.2 million and $3.0 million would have been needed to have a one-to-one ratio of earnings to fixed charges for the nine months ended September 30, 2013 and the year ended December 31, 2012.

Pro Forma Data- New Debentures Scenario

The following table represents unaudited pro forma financial information is derived from historical financial statements of the Company and assumes that all holders of Eligible Securities exchange their Eligible Securities for new debentures and exchange the accrued interest payable for common stock as of January 1, 2012. This pro forma information is provided for illustrative purposes only and is not indicative of the financial position or results of operations of the Company which would have actually occurred if the exchange of Eligible Securities had occurred at the dates presented or which may be attained in the future. These unaudited pro forma financial statements should be read in conjunction with the notes hereto and the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2012 and the Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2013.

Assured Pharmacy, Inc.
UNAUDITED PRO FORMA BALANCE SHEETS
AS OF SEPTEMBER 30, 2013

	September 30, 2013	Pro Forma Adjustments		Pro Forma
	(Unaudited)

ASSETS

Current Assets
Cash	$6,610	$-		$6,610
Accounts receivable, net	263,501	-		263,501
Inventories	266,519	-		266,519
Prepaid and other current assets	383,815	(6,590)	(a)	377,225
Assets of discontinued operations	26,022	-		26,022
Total current assets	946,467	(6,590)		939,877

Other receivables, net	13,808	-		13,808
Property and equipment, net	77,278	-		77,278
Assets of discontinued operations, net	140,601	-		140,601

TOTAL ASSETS	$1,178,154	$(6,590)		$1,171,564

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses	2,335,183	(357,692)	(b)	1,977,491
Liabilities of discontinued operations	180,012	-		180,012
Unsecured convertible debentures, net of discount	2,308,333	(2,308,333)	(c)	-
Unsecured convertible debentures, related party, net of discount	546,091	(46,091)	(d)	500,000
Notes payable	4,038,982	-		4,038,982
Notes payable to related parties	877,000	-		877,000
Total current liabilities	10,285,601	(2,712,116)		7,573,485

Notes payable, net of current portion	-	-		-
Notes payable to related parties, net of current portion	-	-		-
Unsecured convertible debentures, net of current portion and discount	-	1,160,151	(e)	1, 160,151
Unsecured convertible debentures, related party, net of current portion and discount	-	50,400	(f)	50,400
Warrant liability	289,125	370,298	(g)	659,423
TOTAL LIABILITIES	10,574,726	(1,131,267)		9,443,459

Commitments and Contingencies

Stockholders' Deficit
Preferred stock; par value $0.001 per share; 5,000,000 shares authorized, 2,830 shares designated to Series A convertible, 7,745 shares designated to Series B convertible, 813 shares designate to Series C convertible.

Series A convertible preferred stock; par value $0.001 per share; 2,830 shares authorized, 1,466 issued and outstanding	1	-		1

Series C convertible preferred stock; par value $0.001 per share; 813shares authorized, 813 issued and outstanding	1	-		1

Series B convertible preferred stock; par value $0.001 per share; 7,745 shares authorized, 5,124 issued and outstanding	5	-		5

Common stock; par value $0.001 per share; 35,000,000 shares authorized, 7,191,757 issued and outstanding	6,787	406	(h)	7,193

Additional paid-in capital, net	37,478,342	242,951	(h)	37,721,293

Accumulated deficit	(46,881,708)	881,320	(j)	(46,000,388)

Stockholders' deficit	(9,396,572)	1,124,677		(8,271,895)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,178,154	$(6,590)		$1,171,564

See accompanying notes to these unaudited pro forma consolidated financial statements.

Assured Pharmacy, Inc.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013

	Nine Months Ended September 30, 2013	Pro Forma Adjustments		Pro Forma

Sales	$4,000,052	$-		$4,000,052

Cost of sales	3,087,233	-		3,087,233

Gross profit	912,819	-		912,819

Operating expenses
Salaries and related expenses	1,479,757	-		1,479,757
Selling, general and administrative	1,623,642	-		1,623,642
Total operating expenses	3,103,399	-		3,103,399

Loss from continuing operations	(2,190,580)	-		(2,190,580)

Other expenses
Interest expense, net	893,873	(87,337)	(k)	806,536
(Gain) or loss on change in fair value of warrant liability	(261,380)	(139,581)	(l)	(400,961)
Loss on change in fair value of forward contract liability	97,632	-		97,632
Loss on extinguishment of debt	-	-		-
Total other expenses and income	730,125	(226,918)		503,207
Net loss from continuing operations before tax	(2,920,705)	226,918		(2,693,787)
Income tax expense (benefit)	313,997	-		313,997
Loss from continuing operations, net of tax	(3,234,702)	226,918		(3,007,784)
Discontinued operations:
Gain or (loss) from operations of discontinued pharmacies, net of tax benefit	(583,138)	-		(583,138)
Net loss	$(3,817,840)	$226,918		$(3,590,922)

Basic and diluted loss per common share:
Net loss from continuing operations	$(0.57)	$0.57		$(0.49)
Loss from discontinued operations, net of tax benefit	$(0.10)	$-		$(0.10)
Net loss per common share	$(0.67)	$0.57		$(0.59)

Basic and diluted weighted average number of common shares outstanding	5,691,052	405,595	(n)	6,096,647

See accompanying notes to unaudited pro forma consolidated financial statements.

Assured Pharmacy, Inc.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012

	Year Ended December 31, 2012	Pro Forma Adjustments		Pro Forma

Sales	$14,145,533	$-		$14,145,533

Cost of sales	11,078,407	-		11,078,407

Gross profit	3,067,126	-		3,067,126

Operating expenses
Salaries and related expenses	3,065,982	-		3,065,982
Selling, general and administrative	2,798,281	-		2,798,281
Total operating expenses	5,864,263	-		5,864,263

Loss from operations	(2,797,137)	-		(2,797,137)

Other expenses
Interest expense, net	1,475,358	(494,521)	(k)	980,837
(Gain) or loss on change in fair value of warrant liability	(357,194)	(880,219)	(l)	(1,237,413)
Loss on extinguishment of debt	90,205	1,280,347	(m)	1,370,552
Total other expenses and income	1,208,369	(94,393)		1,113,976
Net loss	$(4,005,506)	$94,393		$(3,911,113)

Basic and diluted loss per common share	$(0.96)	$0.88		$(0.92)

Basic and diluted weighted average number of common shares outstanding	4,150,976	107,083	(n)	4,258,059

3. Pro Forma Adjustments – New Debentures

(a)	To record the write-off of deferred financing cost and reverse interest expense amortization related to deferred financing cost for Eligible Securities.
(b)
To record the adjustment to interest expense for Eligible Securities for the reduction of interest rate from 16% to 10% and to record payment of accrued interest payable to Eligible Security holder in common stock in lieu of cash.

(c)
To record the write-off of remaining balance of debt discount on Eligible Securities and adjust interest expense related to the amortization of debt discount in related period. To record debt discount related to issuance of new debentures for the Eligible Securities. To record the reclassification of the current portion of Eligible Securities to noncurrent in accordance with the extension of the maturity date.

(d)
To record the write-off remaining balance of discount on Eligible Securities, related party and adjust interest expense related to the amortization of debt discount in related period. To record the reclassification of the current portion of unsecured Eligible Securities, related party to noncurrent in accordance with the extension of the maturity date.

(e)	To record the reclassification of the current portion of Eligible Securities to noncurrent in accordance with the extension of the maturity date.
(f)	To record the reclassification of the current portion of Eligible Securities, related party to noncurrent in accordance with the extension of the maturity date.
(g)
To record the write-off of remaining balance of warrant liability related to Eligible Securities. To record debt discount related to new debentures issued to holders of Eligible Securities. To record an adjustment for the change in fair value of warrant liability related to the issuance of new warrants to holders of Eligible Securities.

(h)	To record the issuance of common stock in lieu of cash for accrued interest payable to holders of Eligible Securities.
(j)	To record the extinguishment of Eligible Securities– write-off remaining balance of deferred financing cost, debt discount on debentures and warrant liability.
(k)
To record adjustment to interest expense for Eligible Securities for the reduction of interest rate from 16% to 10% and the reversal of amortization of deferred financing cost and the amortization of debt discount. To record amortization of debt discount on new debentures issued to holders of Eligible Securities.

(l)	To record the adjustment to change in fair value of warrant liability related to extinguishment and new issuance of debentures to holders of Eligible Securities.
(m)	To record the reversal of extinguishment of debt recorded in 2012 related to Eligible Securities.
(n)	To record the issuance of shares for accrued interest payable to holders of Eligible Securities.

4. Pro Forma Ratio of Earnings to Fixed Charges

The Pro Forma of Earnings to Fixed Charges was less than one-to-one for the nine months ended September 30, 2013 and for the year ended December 31, 2012. Additional earnings of $2.7 million and $3.9 million would have been needed to have a one-to-one ratio of earnings to fixed charges for the nine months ended September 30, 2013 and the year ended December 31, 2012.

12.	Interests of Directors and Executive Officers; Transactions and Arrangements.

The Offer is open to all holders of Eligible Securities, including any of our directors, officers and affiliates who are holders of such warrants. The terms of the Offer are equally applicable to our directors, officers and affiliates as to any other holder of Eligible Securities. We do not have any officers or directors that are holders of the Eligible Securities.

As of October 18, 2013, to the best of our knowledge, there were 2 holders that beneficially owned more than 5% of the outstanding shares of our common stock.

The Offer was unanimously approved by our Board of Directors, after due deliberation. The entire board is disinterested with respect to the Offer, as none of the directors hold Eligible Securities.

As of October 18, 2013, our executive officers, directors and 5% or greater stockholders beneficially owned an aggregate of 2,580,604 shares of our common stock.

None of our directors or executive officers have engaged in transactions involving the Eligible Securities during the past 60 days. In addition, we are not and none of our directors or executive officers are a party to any agreement, arrangement or understanding with respect to any of the Eligible Securities (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer of any of the Eligible Securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or consents or authorizations relating to the Eligible Securities).

13.	Accounting Consequences of the Offer.

The amount of the current liability associated with the Eligible Securities that will be reduced as a result of the Offer will depend on how many holders elect to exchange the Eligible Securities, the number of holders selecting each option and also the quarterly re-measurement of fair value which is dependent on a number of factors including the stock price and volatility.

14.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the Eligible Securities as contemplated by this Offer. Our obligation under this Offer to Exchange to accept any tendered Eligible Securities for exchange is subject to conditions, including the conditions described in Section 8: Conditions of the Offer.

15.	Certain United States Federal Income Tax Considerations.

The following is a summary of certain U.S. federal income tax considerations relating to (i) the exercise and lapse of the New Warrants and (ii) the ownership and disposition of our common stock received upon exercise of the New Warrants. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, all effective as of the date hereof and subject to change (possibly with retroactive effect) or differing interpretations. We have not sought a ruling from the Internal Revenue Service (“IRS”) and we cannot assure you that the IRS will not challenge the conclusions stated below.

This discussion does not purport to address all tax considerations that may be relevant to you in light of your particular circumstances, or to holders who are subject to special tax rules, such as: financial institutions; banks; insurance companies; regulated investment companies; real estate investment trusts; tax-exempt organizations; dealers in securities; taxpayers that utilize the mark-to-market method of tax accounting; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; U.S. Holders who hold the Eligible Securities, New Warrants or our common stock, as applicable, through a foreign entity or foreign account; partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities); persons subject to the alternative minimum tax; individual retirement and other tax-deferred accounts; U.S. expatriates; persons who acquired the Eligible Securities as compensation; or investors who hold the Eligible Securities and will hold the New Warrants as part of a hedge, straddle or other risk reduction transaction. This discussion is limited to holders who hold the Eligible Securities and will hold the New Warrants and our common stock as capital assets (generally, for investment purposes). If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Eligible Securities, the New Warrants or our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of exchanging Eligible Securities for New Warrants pursuant to the Offer, exercising the New Warrants and owning and disposing of shares of our common stock received upon exercise of the New Warrants. This summary does not consider any tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any U.S. federal taxes other than income taxes.

Each holder is urged to consult its tax advisor regarding the specific U.S. federal, state, local and foreign tax consequences of (i) the exchange of Eligible Securities for New Warrants pursuant to the Offer, (ii) exercising the New Warrants and (iii) owning and disposing of shares of our common stock received upon exercise of the New Warrants.

U.S. Holders

This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of an Eligible Security, New Warrant or our common stock, as applicable, and you are, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●
a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If you are not a U.S. Holder, this subsection does not apply to you.

Exchange of Old Debentures for common stock and New Warrants.

Although the matter is not entirely clear, we intend to take the position that an exchange of Old Debentures for common stock and New Warrants will constitute a partial recapitalization for U.S. federal income tax purposes. If this position is correct, as it is assumed for purposes of the remainder of this summary, (i) you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the principal portion of the Old Debentures for common stock, and (ii) you will recognize gain for U.S. federal income tax purposes as a result of the exchange of the interest portion of the Old Debentures for common stock.

Exercise or Lapse of New Warrants

Generally, the receipt of a New Warrant will not be recognized for U.S. federal income tax purposes. When you exercise a New Warrant, the cost of the New Warrant will be added to your tax basis in the common stock acquired with the New Warrant. The difference between the strike price and the market value will be treated as ordinary gain or loss. The holding period of our common stock received upon exercise of the New Warrant will begin on the day after the exercise of the New Warrant.

If you allow a New Warrant to expire or lapse without exercise, the New Warrant will likely have no basis and be deemed for U.S. tax purposes to be sold or exchanged on the date of expiration; no gain or loss would be recognized.

Distributions on Common Stock Received upon Exercise of New Warrants

After you exercise a New Warrant, any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate U.S. holder will qualify for taxation at a reduced 15% rate (effective for tax years beginning before January 1, 2013) if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Exchange of Eligible Debentures for New Debentures

In the exchange of the Eligible Debentures for the amended and restated debentures, you will recognize ordinary gain for U.S. federal income tax purposes on the amount of accrued interest included in the New Debentures.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates or trusts will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain U.S. Holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, our common stock. Under the Code and applicable Treasury Department Regulations, a U.S. holder of our common stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on our common stock, or the proceeds of a sale, exchange or disposition of our common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle a U.S. Holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are a beneficial owner of an Eligible Warrant, New Warrant or our common stock, as applicable, and you are, for U.S. federal income tax purposes:

●	an individual who is not a citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized or created under laws outside of the United States; or

●	an estate or trust that is not a U.S. Holder.

If you are not a Non-U.S. Holder, this subsection does not apply to you.

Exchange of Eligible Securities for common stock and New Warrants.

Although the matter is not entirely clear, we intend to take the position that an exchange of the Eligible Securities for the Shares and New Warrants will constitute a partial recapitalization for U.S. federal income tax purposes. If this position is correct, as it is assumed for purposes of the remainder of this summary, (i) you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the principal portion of the Eligible Debentures for common stock, and (ii) you will not recognize gain for U.S. federal income tax purposes as a result of the exchange of the interest portion of the Eligible Debentures for common stock.

Exercise or Lapse of New Warrants

Generally, the receipt of a New Warrant will not be recognized for U.S. federal income tax purposes. When you exercise a New Warrant, the cost of the New Warrant will be added to your tax basis in the common stock acquired with the New Warrant. The difference between the strike price and the market value will be treated as ordinary gain or loss. The holding period of our common stock received upon exercise of the New Warrant will begin on the day after the exercise of the New Warrant.

If you allow a New Warrant to expire or lapse without exercise, the New Warrant will likely have no basis and be deemed for U.S. tax purposes to be sold or exchanged on the date of expiration; no gain or loss would be recognized.

Distributions on Common Stock Received upon Exercise of New Warrants

If you receive a distribution with respect to our common stock that is treated as a dividend because it is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), you generally will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless such dividend is effectively connected with your conduct of a U.S. trade or business, which will be taxed as discussed under the heading “Income or Gain Effectively Connected with the Conduct of a United States Trade or Business” below.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, repurchase or other taxable disposition of shares of our common stock received upon exercising the New Warrants, unless:

●
if you are an individual Non-U.S. Holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, repurchase or disposition and certain other conditions are met;

●
that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

●
we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale, exchange or other disposition and the period during which you held the shares.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such sale, exchange, repurchase or disposition, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty. If you are described in the second bullet point, see “Income or Gain Effectively Connected with a United States Trade or Business,” below. We believe that we currently are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Exchange of Eligible Debentures for New Debentures

In the exchange of Eligible Debentures for the amended and restated debentures you will not recognize ordinary gain for U.S. federal income tax purposes on the amount of accrued interest included in the New Debentures.

Income or Gain Effectively Connected with the Conduct of a United States Trade or Business

If you are engaged in a trade or business in the United States and if dividends paid on our common stock or gain on the disposition of our common stock is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), then you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to such income) on such dividends or gain on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, dividends and gain effectively connected with a trade or business in the United States will be included in the earnings and profits of a foreign corporation.

HIRE Act

On March 18, 2010, the Hiring Incentives to Restore Employment Act (the “HIRE Act”) was signed into law. Under certain circumstances, the HIRE Act will impose a withholding tax of 30% on payments made after December 31, 2012 of (i) dividends paid with respect to our common stock and (ii) certain gross proceeds from the disposition of shares of our common stock to (a) foreign financial institutions (as defined in Section 1471(d)(4) of the Code) unless they agree to collect and disclose to the Secretary of the Treasury information regarding their direct and indirect U.S. account holders and (b) certain other foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Under some circumstances, a foreign owner may be eligible for refunds or credits of such taxes.

Although the HIRE Act currently applies to applicable payments made after December 31, 2012, the IRS has indicated in recent guidance and in proposed Treasury Regulations that the withholding provisions described above will apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2015. You are encouraged to consult with your own tax advisors regarding the possible implications of the HIRE Act and the proposed Treasury Regulations on ownership and disposition of shares of our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

A Non-U.S. Holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a Non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States unless the proceeds are transferred to an account maintained by the holder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address or the sale has some other specified connection to the United States. However, if a Non-U.S. Holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless such Non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a Non-U.S. Holder sells its shares of our common stock through a foreign broker which derives more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such Non-U.S. Holder is a non-U.S. person and certain other conditions are met, or such Non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle a Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

16.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Securities pursuant to this Offer to Exchange.

17.	Additional Information.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “SC TO-I”), of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the SC TO-I and the additional exhibits to the SC TO-I. We recommend that you review the SC TO-I, including its additional exhibits, and the following materials that we have filed with the SEC and incorporated herein by reference before making a decision on whether to tender your Eligible Securities:

●	our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 1, 2013; and

●	our Quarter Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 14, 2013.

You may read and copy any of these filings and other information about us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov.

We will provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Issuer Direct, LLC by mail at 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 or by email at issuerservices@issuerdirect.com or by facsimile at (646) 225-7104.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

18.	Miscellaneous.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Securities pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange, the Election to Participate or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Please direct any questions or requests for assistance to our tender offer agent at the telephone number or address set forth below.

Issuer Direct, LLC
500 Perimeter Park Drive, Suite D
Morrisville, NC 27560
Telephone: (866) 752-8683